SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 31, 2005
Date of Report (Date of Earliest Event Reported)
The Cronos Group
(Exact name of registrant as specified in its charter)
Luxembourg
(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)
5, rue Guillaume Kroll, L-1882 Luxembourg
(Address of principal executive offices) (Zip Code)
(352) 26.48.36.88
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     Effective December 31, 2005, Cronos Containers S.r.L., an Italian subsidiary (“Employer”) of the registrant, The Cronos Group (the “Company”) (Nasdaq symbol: CRNS) terminated the employment of Nico Sciacovelli as Senior Vice President of Employer as part of a regional reorganization of the lease operations of the Company. Mr. Sciacovelli was employed by Employer pursuant to an Employment Agreement dated as of December 1, 1999 (together with all amendments thereto, the “Agreement”). The current term of the Agreement runs through November 30, 2006. As previously reported by the Company in its Form 8-K dated July 8, 2005, the Agreement provides that if Mr. Sciacovelli is terminated without cause prior to the end of such term, he is entitled to severance in an amount equal to the greater of the salary payable to him for the balance of the term of the Agreement or his monthly salary times the number of years (not to exceed 24) that he worked for Employer (or any other affiliate of the Company). Mr. Sciacovelli joined the Cronos Group in 1984. After negotiation, Employer and Mr. Sciacovelli have agreed to the compensation payable to Mr. Sciacovelli upon, and the terms of, his termination. Employer will pay Mr. Sciacovelli severance of €512,431 (at current exchange rates, approximately $621,425), payable by January 31, 2006. Employer and Mr. Sciacovelli have also executed mutual releases. In addition, Mr. Sciacovelli has the right to exercise options on 95,000 common shares of the Company prior to January 31, 2006, 80,000 shares at an adjusted option exercise price of $5.67 and 15,000 shares at an exercise price of $4.875.
     As reported by the Company in its 10-Q report for the quarter ended September 30, 2005, the Company recorded a $1 million charge in selling, general and administrative expenses for the costs of Mr. Sciacovelli’s termination and of one other employee. The Company estimates that it will take an additional charge of less than $100,000 for the fourth calendar quarter of 2005 in selling, general and administrative expenses as a result of the agreement reached with Mr. Sciacovelli.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP

By	/s/ Frank P. Vaughan

Frank P. Vaughan Chief Financial Officer & Senior Vice President
Date: January 6, 2006